UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)  December 22, 2005


                   AEI INCOME & GROWTH FUND 25 LLC
      (Exact name of registrant as specified in its charter)


      State of Delaware            000-50609          75-3074973
(State or other jurisdiction  (Commission File      (IRS Employer
   of incorporation)                 Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                         (651) 227-7333
       (Registrant's telephone number, including area code)


  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On December 22, 2005, the Company purchased a 60% interest in a Gart Sports store in Wichita, Kansas for $3,300,000 from Silver Capital Net Lease Fund I, LLC, an unrelated third party. The property is leased to TSA Stores, Inc. under a Lease Agreement with a remaining primary term of 11.2 years, which may be renewed for up to three consecutive terms of five years. The Lease requires annual base rent of $279,088, which will increase every five years by ten percent. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exception is the Company is responsible for repairs to the structural components of the building, except for the roof, which is the lessee's responsibility. The remaining interest in the property was purchased by AEI Fund Management XVII, Inc., an affiliate of the Company.

       The Company purchased the property with cash received from the sale of LLC Units. The store was constructed in 1996 and renovated in 2001 and is a 52,259 square foot building on approximately 5.6 acres. The store is scheduled to be converted into a Sports Authority store in the spring of 2006. The freestanding retail store is located at 6959 East 21st Street North, Wichita, Kansas.

      TSA Stores, Inc. is a wholly owned subsidiary of The Sports Authority, Inc. (TSA), which has guaranteed the lease. TSA, headquartered in Englewood, Colorado, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of October 29, 2005, TSA operated 397 stores in 45 states under The Sports Authority, Gart Sports, Sportmart and Oshman's names. For the fiscal year ended January 29, 2005, TSA reported a net worth of approximately $485 million, net sales of approximately $2.4 billion and net income of approximately $33 million. TSA is traded on the New York Stock Exchange under the symbol TSA.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Company as of December 31, 2004, no financial statements are required.

      (b) Pro  forma  financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on January 1, 2004, the Company's Investments in Real Estate would have increased by $3,300,000 and its Current Assets (cash) would have decreased by $3,300,000.

          Rental Income for the Company would have increased from $693,973 to $973,061 for the period ended December 31, 2004 and from $1,095,429 to $1,304,745 for the nine months ended September 30, 2005 if the Company had owned the property during the periods.

          Depreciation Expense would have increased  by  $105,600
          and $79,200 for the period ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $422,611 to $596,099 and from $719,304 to $849,420, which would have resulted in Net Income of $37.25 and $22.10 per LLC Unit outstanding for the period ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

      (c) Exhibits.

          Exhibit 10.1 - Assignment of Agreement of Purchase and Sale dated December 21, 2005 between the Company, AEI Fund Management XVII, Inc. and AEI Fund Management, Inc. relating to the Property at 6959 East 21st Street, Wichita, Kansas.

          Exhibit 10.2 - Assignment and Assumption of Lease and Guaranty dated December 22, 2005 between the Company, AEI Fund Management XVII, Inc. and Silver Capital Net Lease Fund I, LLC relating to the Property at 6959 East 21st Street, Wichita, Kansas.


                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 25 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  December 28, 2005      /s/ Patrick W Keene
                              By: Patrick W. Keene
                              Its:  Chief Financial Officer